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                                                                      EXHIBIT 11

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
                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                       -----------------------
                                                          1997        1996
                                                       ----------- -----------
                                                       (DOLLARS IN THOUSANDS)
Primary net income per share:
  Net income.......................................... $    12,242 $    (1,082)
  Preferred stock dividend............................         652         --
  Net income available to common shareholders.........      11,590      (1,082)
  Average number of shares outstanding................   7,570,000   4,923,784
  Net effect of dilutive stock options-based on
   treasury stock method using average market price...     312,555         --
  Total average shares................................   7,882,555   4,923,784
  Primary net income per share........................ $      1.47 $     (0.22)
Fully diluted net income per share:
  Net income.......................................... $    12,242 $    (1,082)
  Preferred stock dividend............................         652         --
  Net income available to common shareholders.........      11,590      (1,082)
  Average number of shares outstanding................   7,570,000   4,923,784
  Net effect of dilutive stock options-based on
   treasury stock method using ending share price.....     662,281         --
  Total average shares................................   8,232,281   4,923,784
  Fully diluted net income per share.................. $      1.41 $     (0.22)
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